Schedule A
Dated April 30, 2019
To The
Expense Limitation Agreement
Dated April 29, 2012
Between
Touchstone Institutional Funds Trust and Touchstone Advisors, Inc.

Fund	Contractual Limit on Total Operating Expenses	Termination Date
Touchstone Sands Capital Institutional Growth Fund	0.80%	April 30, 2020

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE INSTITUTIONAL FUNDS TRUST

By:	/s/ Terrie A. Wiedenheft

Terrie A. Wiedenheft Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By:	/s/ Steven M. Graziano

Steven M. Graziano President
By:	/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft
Chief Financial Officer

Signature Page – Schedule A to Expense Limitation Agreement